Exhibit 21

Subsidiaries of the Registrant

Parent

Timberland Bancorp, Inc.

	Percentage	Jurisdiction or
Subsidiaries	of Ownership	State of Incorporation

Timberland Bank	100%	Washington

Timberland Service Corporation (1)	100%	Washington
(1)    This corporation is a wholly-owned subsidiary of Timberland Bank.